Ex. 10.1
June 18, 2026
Sudhanshu Priyadarshi
Via Electronic Delivery

Dear Sudhanshu,

We are delighted to offer you the opportunity to join the Planet Fitness team! We believe your skills, knowledge and experience are the right combination for success in the role of Chief Financial Officer and President, International. This letter will confirm our offer of employment to you with Pla-Fit Franchise, LLC (the “Company”), under the terms and conditions that follow:

1. POSITION AND DUTIES:
On June 25, 2026 (the “Start Date”), you will be employed by the Company, on a full-time basis, in the role of Chief Financial Officer and President, International. You agree to perform the duties of your position and such other duties as may reasonably be assigned to you. You also agree to comply at all times with the Company’s policies, practices and procedures, including, but not limited to, the Planet Fitness Code of Ethics.

2. COMPENSATION AND BENEFITS:
The Company will pay you a bi-weekly salary of $34,615.39 ($900,000 annualized), subject to applicable withholdings. Your salary shall be payable in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Company in its discretion.

Bonus Compensation: You are eligible to participate in the Planet Fitness Corporate Bonus Plan. You shall be eligible to earn an annual bonus, the amount of any such bonus to be determined by the Company in its sole discretion, initially set at 115% of your Base Salary. The final calculation of your bonus is based upon achievement of Company goals for the performance period. For 2026, your annual bonus will not be prorated for your period of active service during the year. In order to be eligible for a bonus payout, you must be employed by the Company on the date that the bonus is paid. The Company retains the right to modify its bonus plans at any time.

Annual Long-Term Incentive: Beginning in 2026, you will be eligible to receive annual long-term incentive awards (“Annual Award”). Your Annual Award for 2026 will have a grant date target value of $4,000,000 and will be granted on or following your Start Date. The number of restricted stock units subject to your Annual Award for 2026 will be determined by dividing $2,000,000 by the closing share price on the trading day immediately prior to your Start Date (rounded down to the nearest whole share). The target number of performance share units subject to your Annual Award for 2026 will be determined by dividing $2,000,000 by the closing share price on the trading day immediately prior to your Start Date (rounded down to the nearest whole share). We anticipate that our annual grants to management team members will be comprised of 50% restricted stock units and 50% performance share units. The restricted stock unit grant is currently subject to vesting of 33 1/3% annually over a period of three years beginning on your grant date. The performance share unit grant is currently subject to 100% vesting on the third anniversary of your grant date, subject to the achievement of defined performance metrics.

Special Long Term Incentive Award: On or following your start date, you will be granted a Special Long-term Incentive Award with a grant date target fair value of $3,000,000 comprised of 100% restricted stock units, with the number of restricted stock units to be determined by dividing $3,000,000 by the closing share price on the trading day immediately prior to your Start Date (rounded down to the nearest whole share). The restricted stock unit grant is subject to vesting of 33 1/3% annually over a period of three years beginning on your grant date.

Ex. 10.1
The Annual Award and Special Incentive Award are governed by, and subject to the terms of our 2025 Omnibus Incentive Plan (the “Plan”) and the award agreements evidencing such awards and subject to Company guidelines, stock ownership requirements and approval by the Board of Directors of Planet Fitness, Inc. (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”). Under the terms of the Plan, your eligibility to receive the Annual Award and Special Incentive Award, and whether you are granted an Annual Award and/or Special Incentive Award are subject to review and approval by the Board or the Compensation Committee in its respective discretion.

Relocation Assistance Benefit: The Company will provide relocation expense assistance for your relocation to the Boston, Massachusetts area, to include the following reasonable expenses:
•Reimbursement of realtor commissions and fees associated with the sale of your primary California residence, up to 6% of the final sale price
•Transportation of household goods, up to 30,000 pounds
•Shipment of two (2) personal vehicles from California to Massachusetts
•Up to 120 days of storage for household goods, if needed
•Reimbursement for up to three (3) family house-hunting trips to the Boston area, including airfare, lodging, meals, and ground transportation expenses.
•A $20,000 miscellaneous relocation allowance (less applicable taxes and withholdings), payable upon submission of eligible expenses and reimbursed within 30 days following your relocation

Relocation expense reimbursements are subject to the terms and conditions of the Relocation Assistance Agreement provided herewith. The Relocation Assistance Benefit is available through December 31, 2028 (subject to your continued employment).

In order to receive the Relocation Assistance Benefit, you must complete your relocation to the Boston, MA area by December 31, 2028.

Travel Expenses: In addition to the Relocation Assistance Benefit, the Company will cover the expenses of roundtrip first class airfare and ground transportation between California and Boston, MA for your travel to the office. The Company will cover this expense through September 2028 (subject to your continued employment). All such expenses shall be submitted and reimbursed in accordance with the Company’s Travel and Entertainment Expense Reimbursement Policy.

Temporary Housing Assistance: To assist with relocation to the Boston, Massachusetts area, the Company will provide you with a temporary housing stipend in the amount of $7,500 per month. The stipend will be paid per month for six (6) months from the Start Date. The temporary housing allowance will be paid on the first pay period of each month following the Start Date, subject to your continued employment, and is subject to all applicable withholdings and payroll taxes.

Participation in Employee Benefit Plans: You will be entitled to participate in all employee benefit plans in effect from time to time for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided you under this Agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

Paid Vacation Time: You are eligible for a vacation benefit of five (5) weeks of vacation time per calendar year, prorated per your Start Date and accrued on a bi-weekly basis. In addition, beginning January 1, 2027, you are eligible for four floating holidays per calendar year. The company’s Paid Time-Off Policy is available upon request.

Ex. 10.1
Business Expenses: The Company will reimburse you for all reasonable business-related expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to policies established by the Company.

3. CONFIDENTIAL INFORMATION AND RESTRICTED ACTIVITIES:
Planet Fitness believes in the protection of confidential and proprietary information. Consequently, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidentiality, Non-Competition and Inventions Agreement upon hire.

4. AT-WILL EMPLOYMENT:
By signing below, you acknowledge that you will be employed by the Company on an at-will basis which means that both you and the Company will retain the right to terminate the employment relationship at any time, with or without notice or cause. This offer letter is not meant to constitute a contract of employment for a specific duration or term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

5. SEVERANCE:
In the event of an involuntary termination of your employment that is not for Cause, as defined in the Planet Fitness, Inc. Executive Severance & Change in Control Policy (the “Severance Policy”), you will be eligible to participate in the Severance Policy.

6. WORK ELIGIBILITY:
Your offer is contingent upon proof of eligibility to work legally in the United States. Furthermore, by signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for Planet Fitness.

7. CONTINGENT OFFER:
Your offer is contingent upon our satisfactory completion of a background check.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me by June 19, 2026. We look forward to having you as part of the Planet Fitness team!

Sincerely yours,

PLA-FIT FRANCHISE, LLC

By: /s/ Ed Welsh
Ed Welsh June 19, 2026
SVP, People & Culture

By: /s/ Colleen Keating
Colleen Keating June 19, 2026
Chief Executive Officer

Accepted and Agreed:
Signature: /s/ Sudhanshu Priyadarshi
Sudhanshu Priyadarshi June 19, 2026